Pricing Supplement No Euro H007     Dated May 13, 1998     Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                  File No. 333-38931
Prospectus Supplement dated December 5, 1997)
				This Pricing Supplement consists of 2 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:  200,000,000 U.S. Dollars("USD")
Issue Price:     100.00%
Proceeds to Company on original issuance:  USD 199,250,000
Commission or Discount on original issuance: 0.375 per cent. of Principal
					     Amount
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related
	    to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public
	    offering price of  % of Principal Amount or Face Amount.
Original Issue Date:  May 14, 1998
Stated Maturity:  May 14, 2004
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:  USD 100,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  May 14, August 14, November 14 and February 14 in
			 each year, commencing August 14, 1998, subject to adjustment in accordance with the Modified Following Business Day Convention.
    Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |X| Floating Rate   | | Indexed Rate
								 (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes): 5.89141 per cent. per annum

Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
	   |X| LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
	   | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
					      | | Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
			  |X| Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates: May 14, August 14, November 14 and February 14 in each
		      year.
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity: 3 Months
Spread (+/-): + 0.20 per cent.
Spread Multiplier: N/A
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  None
Minimimum Interest Rate: 0.00%
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
	Optional Repayment Dates:
	Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
	Total Amount of OID:
	Yield to Maturity:
Listed on Luxembourg Stock Exchange:  |X| Yes     | | No
Common Code:    8715181
ISIN:   XS0087151816
Cusip:  N/A